Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of April 14, 2024 (this “Agreement”), is by and between Jacobs Private Equity II, LLC, a Delaware limited liability company (the “Principal Investor”) and each of the other parties set forth on the signature pages hereto (each a “Stockholder” and together, the “Stockholders”). The Principal Investor and the Stockholders are each sometimes referred to herein as a “Party,” and collectively, as the “Parties.”

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Agreement, SilverSun Technologies, Inc., a Delaware corporation (the “Company”), and the Principal Investor (on behalf of itself and on behalf each of the other Investors (as defined in the Investment Agreement) listed on Schedule I thereto including the Principal Investor (each an “Investor,” and together, the “Investors”) are entering into an Amended and Restated Investment Agreement (as may be amended from time to time, the “Investment Agreement”), which amends and restates that certain Investment Agreement, dated as of December 3, 2023, by and among the Company and the Investors;

WHEREAS, as a condition and an inducement to the Principal Investor’s willingness to enter into the Investment Agreement, the Principal Investor has required that the Stockholders agree to, and the Stockholders have agreed to, enter into this Agreement with respect to all shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”) that the Stockholders Beneficially Own;

WHEREAS, the Board of Directors of the Company has, prior to the execution and delivery of this Agreement, unanimously (a) approved, adopted and declared advisable the Investment Agreement and the transactions contemplated by the Investment Agreement, including the Equity Investment, the Fifth A&R Certificate of Incorporation, the A&R Bylaws and the Cash Dividend, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Investment Agreement and consummate the Equity Investment, adopt the Fifth A&R Certificate of Incorporation, adopt the A&R Bylaws and consummate the Cash Dividend, on the terms and subject to the conditions set forth in the Investment Agreement, and (c) recommended to the stockholders of the Company that they vote in favor of the approval of (i) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (ii) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (iii) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement;

WHEREAS, each Stockholder is the Beneficial Owner, and has either sole or shared voting power over, such number of shares of Company Common Stock as is indicated opposite each such Stockholder’s name on Schedule A attached hereto; and

WHEREAS, the Principal Investor desires that the Stockholders agree, and the Stockholders are willing to agree, not to Transfer any of their Subject Securities (other than Permitted Transfers), and to vote their Subject Securities in favor of the approval of (a) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (b) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (c) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Investment Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Adverse Amendment” shall mean an amendment or modification to the Investment Agreement in the form as it exists as of the time of the execution of the Investment Agreement in a manner that alters or changes the amount or form of consideration to be paid to the Company or the Company’s stockholders in connection with the transactions contemplated by the Investment Agreement, including the Equity Investment and the Cash Dividend or otherwise amends or modifies the Investment Agreement in a manner adverse in any material respect to the Stockholders.

“Affiliates” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Expiration Time” shall mean the earliest to occur of (i) the time that the Investment Agreement has been approved by stockholders of the Company and all of the other Stockholder Approvals have been obtained, (ii) the delivery of written notice of termination by the Stockholders to the Principal Investor following any Adverse Amendment made without the prior written consent of the Stockholders, (iii) such date and time as the Investment Agreement shall have been validly terminated pursuant to its terms and (iv) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Subject Securities by the Stockholder to another Stockholder or to an Affiliate of such Stockholder (as applicable, a “Permitted Transferee”), so long as (i) such Transfer is in accordance with applicable Law, (ii) such Stockholder is, and at all times has been, in compliance with this Agreement, and (iii) such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Principal Investor, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided that, notwithstanding the foregoing, no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement. In addition, the Stockholders, collectively, may sell and transfer up to fifty percent (50%) of the Subject Securities Beneficially Owned, collectively, by the Stockholders and any such sale and transfer shall be deemed to be a “Permitted Transfer” and each purchaser shall be a “Permitted Transferee” hereunder, so long as (A) such sale and transfer is in accordance with applicable Law, (B) each purchaser of such Subject Securities, in connection with, and prior to, such sale and transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Principal Investor, pursuant to which such purchaser agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement, (C) such sale and transfer is effected as a private sale, pursuant to a private sale exception from the registration requirements of the securities laws and (D) such sale and transfer does not and would not reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Equity Investment or any of the other transactions contemplated by the Investment Agreement.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“Subject Securities” shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

2.1 Transfer of Subject Securities. Other than a Permitted Transfer, from the date of this Agreement until the Expiration Time, no Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Stockholder, Transfer any such Subject Securities.

2.2 Additional Purchases; Adjustments. Each Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity securities of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires voting power (or with respect to which the Stockholders collectively acquire voting power) after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

3. Agreement to Vote and Approve. From the date of this Agreement until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of (A) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (B) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (C) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Investment Agreement or to obtain the Stockholder Approvals; and (b) against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VI of the Investment Agreement not being fulfilled, (ii) any Takeover Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby, (iii) any action which would reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Equity Investment or any of the other transactions contemplated by the Investment Agreement and (iv) any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of the Company in the Investment Agreement.

4. Representations and Warranties of the Stockholders. Each Stockholder, on behalf of itself and each other Stockholder, hereby severally, and not jointly and severally, represents and warrants to the Principal Investor as follows:

4.1 Due Authority. Such Stockholder has the full power and authority or capacity, as applicable to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid execution and delivery hereof by the Principal Investor, constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

4.2 Ownership of the Company Common Stock. As of the date hereof, such Stockholder (a) Beneficially Owns the shares of the Company Common Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by (i) this Agreement and (ii) any applicable restrictions on transfers under the Securities Act or any applicable state securities law, and (b) has sole voting power over all of the shares of Company Common Stock Beneficially Owned by such Stockholder. As of the date hereof, such Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Company Common Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not Beneficially Own any rights to purchase or acquire any shares of voting stock or other voting securities of the Company except as set forth on Schedule A opposite such Stockholder’s name.

4.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock Beneficially Owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder.

4.4 Absence of Litigation. There is no action, suit, investigation or Proceeding (whether judicial, arbitral, administrative or other) (each an “Action”) pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.5 Reliance by the Principal Investor. Each Stockholder understands and acknowledges that the Principal Investor is entering into the Investment Agreement in reliance upon such Stockholder’s execution, and delivery of this Agreement and the performance of such Stockholder’s obligations hereunder.

5. Termination. This Agreement (except to the extent provided below in this Section 5) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that the provisions set forth in this Section 5, Section 7, Section 8 and Section 10 (other than Section 10.16) shall survive the termination of this Agreement unless the Investment Agreement is terminated prior to the Closing in accordance with its terms; provided, further, nothing herein shall relieve any Party for any breach of any provision of this Agreement prior to termination.

6. Notice of Certain Events. The Stockholders shall notify the Principal Investor in writing as promptly as reasonably practicable of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholders under this Agreement; provided, that the delivery of any notice pursuant to this Section 6 shall not limit or otherwise affect the remedies available to any Party.

7. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against the Principal Investor, the Company or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Investment Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company in connection with the Investment Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that this Section 7 shall not be deemed a waiver of any rights of any Stockholder or any Permitted Transferee thereof for any breach of the Investment Agreement.

8. Release. Effective as of the Closing, each of the Stockholders, for itself and for each of its Affiliates, and each of their respective heirs, beneficiaries, trustees, executors, administrators, Representatives, successors and assigns, hereby generally, irrevocably, fully, unconditionally and completely releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company, the Affiliates and Subsidiaries of the Company, the Principal Investor, its Affiliates and the past, present or future officers, agents, directors, supervisors, insurers, trustees, partners, attorneys, employees, administrators, executors, predecessors, successors and assigns of each of the Company, its Affiliates and Subsidiaries, the Principal Investor and the Affiliates of the Principal Investor (hereinafter, the “Released Parties”) from any and all Released Claims. Each of the Stockholders shall not, in any federal court, state court, arbitration, regulatory agency, or other tribunal or forum commence, file, initiate, institute, cause to be instituted, assist in instituting, or permit to be instituted on their, his, her, or its behalf, or on behalf of any other Person, any Released Claims against any Released Party or challenging the validity of the release set forth in this Section 8.

For the purposes of this Agreement, (a) “Claims” means any actual or potential, charges, complaints, claims, counterclaims, duties, actions, causes of action in law or in equity, suits, liens, liabilities, debts due, sums of money, demands, obligations, accountings, damages, punitive damages, losses, costs or expenses, attorneys’ fees of any nature whatsoever and liabilities of any kind or nature whatsoever and (b) “Released Claims” means all Claims, known or unknown, suspected or unsuspected, whether arising under state, federal or other Law, or based on common law, statutory law, regulations or otherwise, that a Stockholder or any of its Affiliates at any time had or claimed to have or may have or claim to have, in each case in such capacity, against any of the Released Parties relating to any matter, occurrence, action or activity on, or prior to, the Closing.

The Stockholders may after the date of this Agreement discover facts in addition to or different from those that any of them now knows or knows as of the date of this Agreement or believes to be true with respect to the subject matter of the Released Claims; however, each of the Stockholders fully, finally, and forever settles and releases any and all Released Claims released hereunder, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.  Each of the Stockholders and the Principal Investor acknowledges that the foregoing waiver was separately bargained for and a key element of this Agreement of which this release is a part.

9. Further Assurances. Each Stockholder agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Principal Investor may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

10. Miscellaneous.

10.1 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void; provided, that, for the avoidance of doubt, the Principal Investor’s consent shall not be required for any Permitted Transfer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.3 Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) the Principal Investor and (b) the Stockholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

10.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 10.4):

(a)	If to any of the Stockholders, to:

The address or email address of such Stockholder as it appears on the signature page of such Stockholder hereto.

with copies (which shall not be considered notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Email:	jlucosky@lucbro.com
chaunschild@lucbro.com
Attention:	Joseph Lucosky
Chris Haunschild

(b)	if to the Principal Investor, to:

Jacobs Private Equity II, LLC
Five American Lane
Greenwich, CT 06831

Email:	[Intentionally omitted]
Attention:	Austin Landow

and with a copy (which shall not be considered notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Email:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com
Attention:	Adam O. Emmerich
Viktor Sapezhnikov

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

10.6 Consent to Jurisdiction; Service of Process; Venue. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching Party in the event that this Agreement is breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.8.

10.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Investment Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the Parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise, except as otherwise set forth herein, except, from and after the Closing Date, for the provisions of Section 9 and the rights of the Released Parties set forth therein.

10.10 Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

10.11 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed and delivered to the other Party by a person duly authorized by such Party to do so.

10.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Investment Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Equity Investment and the other transactions contemplated by the Investment Agreement are consummated.

10.14 Action in Stockholder Capacity Only. Notwithstanding anything to the contrary in this Agreement, (a) no Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director of the Company and (b) the Parties acknowledge and agree that this Agreement is entered into by the Stockholders solely in their capacity as the Beneficial Owner of shares of Company Common Stock and nothing in this Agreement shall restrict in any respect any actions taken by the Stockholders or their designees or Representatives who are a director of the Company solely in his or her capacity as a director of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Investment Agreement.

10.15 Documentation and Information. Except (a) for communications consistent with the final form of joint press release announcing the Investment Agreement and the investor presentation given to investors on the day of announcement of the Investment Agreement or (b) as may be required by applicable Law or stock exchange rule or regulation (provided that reasonable notice of any such disclosure will be provided to the Principal Investor), no Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of the Principal Investor. Notwithstanding the foregoing, each Stockholder consents to the Principal Investor and the Company publishing and disclosing in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Principal Investor or the Company reasonably determines to be necessary in connection with the transactions contemplated by the Investment Agreement, the existence and the terms of this Agreement (including filing a copy of this Agreement).

10.16 Obligation to Update Schedule A. The Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Stockholder, the Stockholders will, as promptly as practicable following the completion of such acquisition or Transfer, notify the Principal Investor in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

10.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and the Principal Investor contained herein shall not survive the closing of the Equity Investment and the other transactions contemplated hereby and by the Investment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

JACOBS PRIVATE EQUITY II, LLC

By:	/s/ Brad Jacobs
	Name:	Brad Jacobs
	Title:	Managing Member

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

MARK MELLER

By:	/s/ Mark Meller
	Name:	Mark Meller

Stockholder’s Formal Notice Information:
(to be used for formal notice)

Address:

c/o SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936

Attention:

Mark M. Meller, Chief Executive Officer
Meller@silversuntech.com

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

SHARIEVE MELLER FAMILY TRUST

By:	/s/ Mark Meller
	Name:	Mark Meller
	Title:	Trustee

Stockholder’s Formal Notice Information:
(to be used for formal notice)

Address:

c/o SilverSun Technologies Holdings, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936

Attention:

Mark M. Meller, Chief Executive Officer

Meller@silversuntech.com

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

MARK M. MELLER FAMILY TRUST

By:	/s/ Sharieve Meller
	Name:	Sharieve Meller
	Title:	Trustee

Stockholder’s Formal Notice Information:
(to be used for formal notice)

c/o SilverSun Technologies Holdings, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936

Attention:

Mark M. Meller, Chief Executive Officer

Meller@silversuntech.com

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder Name	Number of Shares of Company Common Stock Beneficially Owned
Mark Meller	293,978
Mark M. Meller Family Trust	800,000
Sharieve Meller Family Trust	800,000

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